Exhibit 99.1
Press Release Dated January 19, 2011

NEWS RELEASE
January 19, 2011

Farmers Capital Bank Corporation Announces 2010 Earnings

Frankfort, Kentucky – Farmers Capital Bank Corporation (NASDAQ:  FFKT) (the “Company”) reported net income of $891 thousand or $.06 per common share for the quarter ended December 31, 2010, a decrease of $364 thousand compared to net income of $1.3 million or $.11 per common share for the linked quarter ended September 30, 2010. For the fourth quarter a year ago, the Company reported a net loss of $47.1 million or $6.45 per common share. Net income for the twelve months ended December 31, 2010 was $6.9 million or $.68 per common share compared to a net loss of $44.7 million or $6.32 per common share for the year ended December 31, 2009.

Lloyd C. Hillard, Jr., who is nearing the one-year mark as the Company’s President and Chief Executive Officer, says “2010 was an extremely challenging year for our Company, but we are laying the groundwork that will result in a stronger and more financially sound company moving forward. We are already experiencing positive trends that are the result of many difficult decisions that have and continue to be made. For instance, nonperforming loans have decreased in three consecutive quarters and numerous noninterest expense categories have been trending down. The provision for loan losses for 2010 declined while our allowance for loan losses increased. We’ve also managed to increase net interest income in 2010 while strategically realigning our balance sheet.”

Mr. Hillard further stated “We have also begun a very important Company wide effort of improving our customers’ experience and establishing a culture of service. I’ve been extremely pleased with the response of our employees in this regard. We continue to take steps in building a stronger credit culture by expanding employee training and reinforcement, strengthening our loan policy, and improving underwriting standards.”

Net interest income for the fourth quarter of 2010 was relatively flat, represented by a decrease of $178 thousand or 1.3% compared to the linked quarter, but showed an improvement of $748 thousand or 5.9% compared to the fourth quarter a year ago. For the year to year comparison, net interest income was up $958 thousand or 1.8%.  The Company’s net interest income continues to benefit from an overall decrease in interest expense, primarily on deposits. However, further improvements in net interest income for 2010 were limited by an overall decrease in rates and volume in the loan and investment securities portfolio. The Company has also sold certain higher yielding available for sale investment securities at a gain in the current year as a means to strengthen capital and offset losses in its lending portfolio and repossessed real estate.

Noninterest income decreased in the current quarter in comparison to the linked quarter and the fourth quarter a year ago mainly due to lower net gains on the sale of investment securities. In the annual comparison, the timing of the sale of investment securities was the primary driver of an overall increase in noninterest income. The sale of investment securities, which primarily occurred throughout the first three quarters of 2010, were strategically made to lock in some of the overall increase in value of the portfolio and to strengthen capital.  Multiple reinvestment scenarios were considered to minimize the negative impact on the Company’s future net interest margin. Net gains on the sale of investment securities were $2 thousand for the three months ended December 31, 2010. This represents a decrease of $3.9 million or 100% and $1.4 million or 100% compared to the linked quarter and fourth quarter of 2009, respectively. For the twelve months ended December 31, 2010, net gains on the sale of investment securities were $8.9 million which represents an increase of $5.4 million or 155% compared to the prior year twelve months.

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The provision for loan losses decreased $2.7 million or 42.8% in the linked quarter comparison. For the three and twelve months ended December 31, 2010, the provision decreased $2.9 million and $3.5 million compared to the same periods a year earlier. Noninterest expenses were down in each of the three comparison periods as follows: $845 thousand or 5.3% in the current quarter and linked quarter comparison, $53.5 million or 78.0% in the current quarter and same quarter last year, and $52.4 million or 45.5% in the current twelve months compared to 2009. The decrease in noninterest expenses in the linked quarter comparison is due mainly to $892 thousand lower net expenses associated with repossessed real estate. For the current quarter and year ago quarter comparison, the decrease in noninterest expenses was attributed mainly to a one-time nonrecurring goodwill impairment charge of $52.4 million that was recorded in the fourth quarter of 2009 that resulted in an unusually large amount of noninterest expense in 2009. The decrease in noninterest expense in the twelve month comparison is also attributed to the $52.4 million goodwill impairment charge during the fourth quarter of 2009.

Nonperforming loans have decreased in three consecutive quarters, although total nonperforming assets have ticked upward .6% at year end 2010 compared to the linked quarter. A summary of nonperforming assets are as follows for the periods indicated:

(In thousands)	December 31, 2010	September 30, 2010	June 30, 2010	March 31, 2010	December 31, 2009
Nonaccrual loans	$53,971	$ 53,866	$ 59,370	$64,011	$ 56,630
Loans 90 days or more past due and still accruing	42	472	1,279	1,554	1,807
Restructured loans	36,978	37,395	38,220	42,325	17,911
Total nonperforming loans	90,991	91,733	98,869	107,890	76,348

Other real estate owned	30,545	29,022	27,562	26,686	31,232
Other foreclosed assets	34	59	39	12	38
Total nonperforming assets	$121,570	$120,814	$126,470	$134,588	$107,618

Ratio of total nonperforming loans to total loans (net of unearned income)	7.6%	7.5%	8.0%	8.6%	6.0%

Three of the Company’s four subsidiary banks experienced a decrease in total nonperforming loans in the linked quarter comparison. One of the Company’s subsidiary banks experienced an increase in nonperforming loans attributed to a single credit in the amount of $3.0 million secured by commercial real estate that was placed on nonaccrual during the fourth quarter of 2010. Restructured loans have declined in each of the previous three quarters and represent 40.6% of nonperforming loans at year end 2010. The level of restructured loans is indicative of the Company’s efforts to work closely with each of its loan customers to mitigate credit losses.

Net loan charge-offs were $2.6 million and $4.3 million in the current three months and linked quarter, respectively, a decrease of $1.7 million or 39.5% in the comparison. Net charge-offs as a percentage of outstanding loans (net of unearned income) were .22% and .35% in the current and linked quarters, respectively. The allowance for loan losses was $28.8 million or 2.41% of loans outstanding (net of unearned income) at December 31, 2010. At September 30, 2010 and year-end 2009, the allowance for loan losses was $27.8 million or 2.29% of net loans outstanding and $23.4 million or 1.84% of net loans outstanding, respectively.

Fourth Quarter 2010 Compared to Third Quarter 2010

▪
The $364 thousand or $.05 per common share decrease in earnings for the fourth quarter of 2010 compared to the third quarter of 2010 was driven primarily by a combination of three factors: investment securities gains, the provision for loan losses, and repossessed real estate expenses. Net gains on the sale of investment securities decreased $3.9 million partially offset by a decrease in the provision for loan losses of $2.7 million or 42.8% and lower net expenses associated with repossessed real estate of $892 thousand or 41.7%.

▪
The decrease in net gains on the sale of investment securities in the linked quarter comparison resulted from the timing of the sale of investment securities from the available for sale portfolio. Certain investment

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securities were sold at a gain prior to the fourth quarter which helped to offset increases in the provision for loan losses and expenses related to repossessed real estate.
▪
Net interest income was relatively flat, decreasing $178 thousand or 1.3% in the linked quarter comparison. Interest expense decreased $1.1 million or 13.4%, but interest income was down $1.3 million or 6.0%. The decline in interest expense was primarily attributed to lower interest expense on deposit accounts. The decrease in interest income was primarily the result of lower volume in both the loan and investment securities portfolios. A decrease in the average rate earned on loans and investment securities also contributed to the decrease in interest income in the comparison.

▪
Net interest margin was 2.98% in the current quarter, a decrease of 2 basis points compared to 3.00% in the linked quarter. Net interest spread was 2.72%, a decrease of 4 basis points compared to 2.76%. The Company has strategically reduced many of its higher-rate deposit balances as part of its effort to improve net interest margin; however, interest income has decreased more than interest expense in the linked quarter comparison primarily as a result of recent sales at a gain from investment securities. Proceeds from the sale of investment securities have generally been reinvested in lower-rate earning assets or used to pay maturing debt.

▪	Total noninterest expenses decreased $845 thousand or 5.3% driven by lower net costs associated with repossessed real estate of $892 thousand.
▪
Income tax expense decreased $195 thousand or 37.1% in the comparison. The effective income tax rate was 27.0% for the current quarter compared to 29.5% in the linked quarter. The effective tax rate declined due to a lower taxable income component of pre-tax income. The tax-free components have remained relatively stable.

Fourth Quarter 2010 Compared to Fourth Quarter 2009

▪
Net income was $891 thousand or $.06 per common share for the three months ended December 31, 2010 compared to a net loss of $47.1 million or $6.45 per common share for the same three months a year earlier. The prior year fourth quarter was heavily impacted by a non-cash $52.4 million ($46.5 million after tax) goodwill impairment charge whereby the Company wrote off its entire previously reported goodwill.

▪
Net interest income increased $748 thousand or 5.9% in the quarterly comparison. Total interest income decreased $2.9 million or 12.4%, but was offset by lower interest expense of $3.7 million or 33.4%. The decrease in interest income is due both to lower rates and lower volume in the loan portfolio and investment securities portfolios. The decrease in interest expense is primarily related to lower interest expense on deposits, which fell mainly due to the impact of lower rates and volume on time deposits.

▪
Net interest margin was 2.98% in the current quarter, an increase of 30 basis points from 2.68% in the fourth quarter a year ago. Net interest spread was 2.72%, an increase of 26 basis points compared to 2.46%.

▪
The provision for loan losses decreased $2.9 million or 45.0% in the fourth quarter of 2010 compared to the fourth quarter a year earlier. The provision for loan losses decreased mainly because there are fewer new impaired and nonperforming loans requiring specific allocations in the current period compared to the same quarter a year ago. A decrease in loan volume contributed to a lesser extent. Although the level of nonperforming loans is higher at year end 2010 compared to year end 2009, net nonperforming loans decreased $742 thousand during the fourth quarter of 2010. In the fourth quarter a year ago, nonperforming loans increased $31.9 million or 71.6%.

▪
Noninterest income decreased $664 thousand or 9.4% driven by lower net gains on the sale of investment securities of $1.4 million. Net gains on the sale of loans were $462 thousand in the current quarter, up $347 thousand compared to $115 thousand a year earlier. The increase in gains on the sale of loans is due to an increase in mortgage loan refinancing that has been trending upward over the last two quarters as mortgage rates have remained attractive and the overall economy is beginning to show signs of improvement.

▪
Total noninterest expenses decreased $53.5 million which was significantly impacted by the $52.4 million goodwill impairment charge recorded during the fourth quarter of 2009. Salaries and employee benefits decreased $1.0 million or 13.4% in the comparison. Net expenses related to repossessed real estate increased $112 thousand or 9.9%.

▪
Income tax expense was $330 thousand in the current quarter compared to a tax benefit of $8.2 million for the fourth quarter of 2009. The effective income tax rate was 27.0% in the current quarter. The income tax benefit for the fourth quarter of 2009 includes $5.9 million attributed to the goodwill impairment charge. A portion of

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the Company’s previously recorded goodwill was created in taxable business combinations and therefore was able to record a tax benefit related to a portion of the impairment charge.

Twelve-month Comparison

▪
Net income was $6.9 million or $.68 per common share for the year ended December 31, 2010 compared to a net loss of $44.7 million or $6.32 per common share for the year ended December 31, 2009. This represents an improvement of $51.7 million or $7.00 per common share. The prior year net loss was mainly attributed to the one-time $46.5 million after tax non-cash goodwill charge representing the Company’s write off of its entire previously reported goodwill.

▪
Net interest income increased $958 thousand or 1.8% in the year to year comparison. Interest income decreased $11.2 million or 11.1%, but was offset by lower interest expense of $12.1 million or 25.7%. The decrease in interest income was the result of lower rates and lower volume in both the loan and investment securities portfolios. The decrease in interest expense was led by a reduction in interest on deposit accounts, primarily time deposits which decreased $10.3 million mainly due to a lower average rate paid.

▪
The provision for loan losses decreased $3.5 million or 17.0% in 2010 compared to the prior year. The provision for loan losses decreased mainly because there are fewer new nonperforming and impaired loans requiring specific allocations in the current period compared to the same quarter a year ago. A decrease in loan volume contributed to a lesser extent. The Company experienced a lower rate of increase in nonperforming loans during 2010 compared to 2009. Net nonperforming loans increased $14.6 million or 19.2% in 2010. During 2009, nonperforming loans increased $50.9 million or 200%, $31.9 million of which occurred during the fourth quarter.

▪	Net interest margin was 3.00% for 2010, an increase of 15 basis points from 2.85% for 2009. Net interest spread was 2.78%, up 17 basis points compared to 2.61%.
▪
Noninterest income in 2010 increased $5.9 million or 21.1% due primarily to a $5.4 million increase in net gains on the sale of investment securities. Significant other favorable increases included net gains on the sale of loans of $210 thousand or 20.3%, allotment processing fees of $170 thousand or 3.1%, and non-deposit service charges, commissions, and fees of $152 thousand or 3.4%. Decreases in noninterest income line items include service charges and fees on deposits of $176 thousand or 1.9% and trust income of $75 thousand or 4.3%.

▪
Total noninterest expenses decreased $52.4 million in the annual comparison. The $52.4 million goodwill impairment charge recorded in the fourth quarter of 2009 was the main driver of the improvement. All other expenses, on a net basis, were unchanged. Improvements continue to be made in a significant number of noninterest expense categories. Some of the larger decreases in noninterest expense categories include salaries and employee benefits of $2.8 million or 9.4%, amortization of intangible assets of $515 thousand or 26.4%, equipment expense of $428 thousand or 13.9%, and correspondent banking fees of $391 thousand or 38.8%. Net expenses related to repossessed assets increased $4.0 million or 192%. Deposit insurance expense and bank franchise taxes were up $502 thousand or 13.3% and $217 thousand or 9.6%, respectively.

▪
Income tax expense was $2.0 million for 2010 with an effective income tax rate of 22.7%. For 2009, the Company recorded an income tax benefit of $9.2 million that was driven by the impact of the goodwill impairment charge recorded during the fourth quarter. A portion of the Company’s previously recorded goodwill was created in taxable business combinations and therefore was able to record a tax benefit of $5.9 million attributed to the impairment charge.

Balance Sheet

▪
Total assets were $1.9 billion at December 31, 2010, a decrease of $88.2 million or 4.4% from September 30, 2010. The net decrease in total assets is attributed mainly to decreases in investment securities of $61.9 million or 12.2%, loans (net of unearned income) of $22.4 million or 1.8%, and cash and cash equivalents of $3.6 million or 2.0%.

▪
The decrease in cash and cash equivalents represents an overall lower net funding position for the Company and, along with a decrease in net loans and investment securities, is reflective of management’s broad strategy of realigning the balance sheet.

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▪
Total deposits were $1.5 billion at year end 2010, unchanged in the linked quarter comparison. The Company continues to strategically evaluate the interest rate offerings and overall structure of its deposit portfolio as a means of improving the net interest margin, overall profitability, and capital position of the Company.

▪
Nonperforming loans were $91.0 million at December 31, 2010, a decrease of $742 thousand or .8% compared to $91.7 million at September 30, 2010. Loans 90 days or more past due and restructured loans decreased $430 thousand or 91.1% and $417 thousand or 1.1%, respectively. Nonaccrual loans edged upward $105 thousand or .2%.

▪	The allowance for loan losses was 2.41% of loans outstanding (net of unearned income) at year end 2010, an increase of 12 basis points compared to 2.29% at September 30, 2010.
▪
On a consolidated basis, the Company’s regulatory capital levels remain in excess of “well-capitalized” as defined by its regulators. At the subsidiary bank level, the Company continues to work with its regulatory agencies to ensure that capital requirements are met as outlined in the agreements to which they are subject.

Dividend Status

Under an agreement with its banking regulatory authorities entered into during the fourth quarter of 2009, the Company has agreed not to pay dividends on its common or preferred stock (or to make interest payments on its trust preferred securities) without the prior approval of the Federal Reserve Bank of St. Louis (“Federal Reserve”) and the Kentucky Department of Financial Institutions (“KDFI”).  Representatives of the Federal Reserve and KDFI have indicated that any such approval for the payment of dividends will be predicated on a demonstration of adequate, normalized earnings on the part of the Company’s subsidiaries sufficient to support quarterly payments on the Company’s trust preferred securities and quarterly dividends on the Company’s common and preferred stock.  While both regulatory agencies have granted approval of all subsequent quarterly Company requests to make interest payments on its trust preferred securities and dividends on its preferred stock, the Company has not (based on the assessment by Company management of both the Company’s capital position and the earnings of its subsidiaries) sought regulatory approval for the payment of common stock dividends since the fourth quarter of 2009.  Moreover, the Company will not pay any such dividends on its common stock in any subsequent quarter until the regulator’s assessment of the earnings of the Company’s subsidiaries, and the Company’s assessment of its capital position, both yield the conclusion that the payment of a Company common stock dividend is warranted.

Farmers Capital Bank Corporation is a bank holding company headquartered in Frankfort, Kentucky.  The Company operates 36 banking locations in 23 communities throughout Central and Northern Kentucky, a data processing company, and an insurance company.  Its stock is publicly traded on the NASDAQ Stock Market LLC exchange in the Global Select Market tier under the symbol:  FFKT.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations, but are subject to certain risks and uncertainties that may cause actual results to differ materially. Among the risks and uncertainties that could cause actual results to differ materially are economic conditions generally and in the subject market areas, overall loan demand, increased competition in the financial services industry which could negatively impact the ability of the subject entities to increase total earning assets, and retention of key personnel.  Actions by the Federal Reserve Board and changes in interest rates, loan prepayments by, and the financial health of, borrowers, and other factors described in the reports filed by the Company with the Securities and Exchange Commission could also impact current expectations.  For more information about these factors please see the Company’s Annual Report on Form 10-K on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and the Company does not promise to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

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Consolidated Financial Highlights-Unaudited
(In thousands except per share data)
	Three Months Ended			Twelve Months Ended
	December 31, 2010	September 30, 2010	December 31, 2009	December 31, 2010	December 31, 2009
Interest income	$20,789	$22,105	$23,721	$89,751	$100,910
Interest expense	7,340	8,478	11,020	34,948	47,065
Net interest income	13,449	13,627	12,701	54,803	53,845
Provision for loan losses	3,573	6,244	6,499	17,233	20,768
Net interest income after provision for loan losses	9,876	7,383	6,202	37,570	33,077
Noninterest income	6,427	10,324	7,091	34,110	28,169
Noninterest expenses	15,082	15,927	68,567	62,711	115,141
Income (loss) before income tax expense	1,221	1,780	(55,274)	8,969	(53,895)
Income tax expense (benefit)	330	525	(8,202)	2,037	(9,153)
Net income (loss)	$891	$1,255	$(47,072)	$6,932	$(44,742)

Net income (loss)	$891	$1,255	$(47,072)	$6,932	$(44,742)
Preferred stock dividends and discount accretion	(470)	(469)	(464)	(1,871)	(1,802)
Net income (loss) available to common shareholders	$421	$786	$(47,536)	$5,061	$(46,544)

Per common share
Basic and diluted net (loss) income	$.06	$.11	$(6.45)	$.68	$(6.32)
Cash dividend declared	N/A	N/A	.10	N/A	.85

Averages
Loans, net of unearned interest	$1,201,798	$1,228,797	$1,287,862	$1,236,202	$1,306,800
Total assets	2,003,274	2,067,920	2,285,342	2,101,658	2,262,054
Deposits	1,473,064	1,500,978	1,661,493	1,548,851	1,632,012
Shareholders’ equity	152,452	154,368	199,281	152,206	197,296

Weighted average shares outstanding – basic and diluted	7,402	7,393	7,371	7,390	7,365

Return on average assets	.18%	.24%	(8.17)%	.33%	(1.98)%
Return on average equity	2.32%	3.23%	(93.71)%	4.55%	(22.68)%

	December 31, 2010	September 30, 2010	December 31, 2009
Cash and cash equivalents	$ 182,056	$ 185,705	$ 218,336
Investment securities	445,112	506,998	557,996
Loans, net of allowance of $28,784, $27,794, and $23,364	1,164,056	1,187,442	1,248,578
Other assets	144,469	143,732	146,652
Total assets	$ 1,935,693	$ 2,023,877	$ 2,171,562

Deposits	$ 1,463,572	$ 1,463,252	$ 1,633,433
Federal funds purchased and other short-term borrowings	47,409	76,848	47,215
Other borrowings	252,209	307,376	316,932
Other liabilities	22,607	25,461	26,755
Total liabilities	1,785,797	1,872,937	2,024,335

Shareholders’ equity	149,896	150,940	147,227
Total liabilities and shareholders’ equity	$ 1,935,693	$ 2,023,877	$ 2,171,562

End of period book value per common share1	$ 16.35	$ 16.52	$ 16.11
End of period tangible book value per common share2	15.87	15.99	15.44
End of period common share value	4.88	4.95	10.22
End of period dividend yield on common shares3	N/A	N/A	3.91%

1Represents total common equity divided by the number of common shares outstanding at the end of the period.
2Represents total common equity less intangible assets divided by the number of common shares outstanding at the end of the period.
3Represents annualized common dividend declared divided by the end of period common share value.

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